Exhibit 10.9

March 28th, 2017

Michael Bannon

CEO

Drone USA, Inc.

One World Trade Center, 85th Floor

285 Fulton Street

New York, NY 10007-0103

RE: Investment Banking Services

Dear Mr. Bannon:

This agreement by and between TCA Global Credit Master Fund, LP (“TCA”) and Drone USA, Inc (hereinafter collectively known as the “Company”) is dated March 28th, 2017 and encompasses the following advisory services to be provided by TCA to the Company (the “Agreement”).

1.	Services Provided:

A range of services which may, or may not, include (1) identifying, evaluating and advising in relation to the Company’s current structural (including business model), financial, operational, managerial, strategic, restructuring, workouts, reorganizations and other distressed situation advisory work (2) preparing and coordinating with the Company and others in the development of business plans and financial models, (3) identifying potential merger, acquisition, divestiture, consolidation or other combination (“M&A Transaction”) opportunities and negotiating, structuring and advising in connection with potential M&A Transactions, (4) advising and assisting the Company in connection with the preparation of any registration statements, periodic or other SEC reports or proxies, and (5) coordinating with, and advising in connection with, the activities of outside professionals, including without limitation attorneys, accountants, market professionals, etc. (the “Services”).

In order to enable TCA to provide the Services requested, the Company agrees to provide all information reasonably requested including historical and projected financials (for the Company and any subsidiaries) and any known litigation and pending liabilities. The Company also agrees to make available its management and legal counsel upon request.

2.	Duties.

TCA shall perform the Services as reasonably requested by the Company from time to time, including but not limited to the Services described in Section 1 above. TCA shall devote its commercially reasonable efforts and attention to the performance of the Services for the Company on a timely basis and shall also make itself available to answer questions, provide advice and provide Services to the Company upon reasonable request and notice from the Company.

3.	Limitation of Engagement to the Company.

The Company acknowledges that TCA has been retained only by the Company, that TCA is providing Services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company’s engagement of TCA is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against TCA or any of its affiliates, or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), employees or agents. Unless otherwise expressly agreed in writing by TCA, no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of TCA, and no one other than the Company is intended to be a beneficiary of this Agreement. The Company acknowledges that any recommendation or advice, written or oral, given by TCA to the Company in connection with TCA’s engagement is intended solely for the benefit and use of the Company’s management and directors and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose. TCA shall not have the authority to make any commitment binding on the company.

4.	Limitation of TCA’s Liability to the Company.

TCA and the Company further agree that neither TCA nor any of its affiliates or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the Services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by TCA and that are finally judicially determined to have resulted solely from the gross negligence or willful misconduct of TCA.

5.	Changes to Services.

Any material changes to the Services to be rendered, including the schedule, deliverables, and related fees, must be approved in writing.

6.	Notices.

All notices hereunder will be in writing and sent by certified mail, hand delivery, overnight delivery or email, if sent to 19950 W Country Club Drive, Suite 101. Aventura, FL 33180 the address set forth on the page hereof, or email address Dsilverman@tcaglobalfund.com, and Rpress@tcaglobalfund.com, Attention: Donna Silverman and Robert Press. Notices sent by certified mail shall be deemed received five days thereafter, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt, and notices delivered by fax shall be deemed received as of the date and time printed thereon by the fax machine.

7.	Performance of Services.

TCA shall use its best efforts to perform the Services such that the results are satisfactory to the company.

8.	Compensation:

In consideration for the Services provided by TCA to the Company as of this date, the Company shall compensate TCA in the amount of $ 1,200,000.00 which is considered earned upon execution.

If the Company is a quoted company on any listed exchange, TCA will accept a single preferred share convertible into common stock never to exceed 4.99%. The number of shares issued will be set at 100% of the amount due up to availability. Upon sale of these securities, TCA will provide a reconciliation to the Company. If at that time the value of the stock is greater than the amount owed, the balance of the shares shall be returned to the Company. If the then current value of the shares is less than the amount due, then the Company will be responsible for immediately delivering additional shares to be sold by TCA in order for TCA to realize the full value of the amount owed.

9.	Reimbursement of Expenses:

The Company shall promptly reimburse TCA for any reasonable costs and expenses incurred by TCA in connection with any Services specifically requested by the Company and actually performed by TCA pursuant to the terms of this Agreement. Each such expenditure or cost shall be reimbursed only if: (i) with respect to costs in excess of $250.00 dollars, individually, TCA receives prior approval from the Company’s CEO or CFO or other executive for such expenditure or cost, and (ii) with respect to costs less than $250 dollars, individually, provided TCA furnishes to the Company adequate records and other documents reasonably acceptable to the Company evidencing such expenditure or cost.

10.	General Restrictions on Use.

TCA agrees to hold all Proprietary Information in confidence and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from the Company’s premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during the consulting relationship to the extent authorized and necessary to carry out TCA’s responsibilities under this Agreement, and (ii) after termination of the consulting relationship, only as specifically authorized in writing by the Company. Notwithstanding the foregoing, such restrictions shall not apply to: (x) information which TCA can show was rightfully in TCA’s possession at the time of disclosure by the Company; (y) information which TCA can show was received from a third party who lawfully developed the information independently of the Company or obtained such information from the Company under conditions which did not require that it be held in confidence; or (z) information which, at the time of disclosure, is generally available to the public.

11.	Ownership of Work Product.

All Work Product shall be considered work(s) made by TCA for hire for the Company and shall belong exclusively to the Company and its designees. If by operation of law, any of the Work Product, including all related intellectual property rights, is not owned in its entirety by the Company automatically upon creation thereof, then TCA agrees to assign, and hereby assigns, to the Company and its designees the ownership of such Work Product, including all related intellectual property rights. “Work Product” shall mean any writings (including excel, power point, emails, etc.), programming, documentation, data compilations, reports, and any other media, materials, or other objects produced as a result of TCA’s work or delivered by TCA in the course of performing that work.

12.	Return of Proprietary Information

Upon termination of this Agreement, TCA shall upon request by the Company promptly deliver to the Company (at the Company’s sole cost and expense) all: drawings, blueprints, manuals, specification documents, documentation, source or object codes, tape discs and any other storage media, letters, notes, notebooks, reports, flowcharts, and all other materials in its possession or under its control relating to the Proprietary Information and/or Services, as well as all other property belonging to the Company which is then in TCA’s possession or under its control. Notwithstanding the foregoing, TCA shall retain ownership of all works owned by TCA prior to commencing work for the Company hereunder, subject to the Company’s nonexclusive, perpetual, paid up right and license to use such works in connection with its use of the Services and any Work Product.

13.	Governing Law

The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

Should the terms and conditions contained herein be acceptable, please execute the agreement below.

Sincerely,

By:	/s/ Robert Press
Name:	Robert Press
Title:	Director
TCA GLOBAL CREDIT MASTER FUND, LP

By:	/s/ Michael Bannon
Name:	Michael Bannon
Title:	CEO
DRONE USA, INC